As filed with the Securities and Exchange Commission on July 18, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULF ISLAND FABRICATION, INC.

(Exact name of registrant as specified in its charter)

Louisiana	583 Thompson Road Houma, Louisiana 70363 (985) 872-2100	72-1147390
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Joseph P. Gallagher, III

Vice President – Finance, Chief Financial Officer and Treasurer

583 Thompson Road

Houma, Louisiana 70363

(985) 872-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Dionne M. Rousseau, Esq.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue, Floor 51

New Orleans, Louisiana 70170

(504) 582-8338

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective as described in the prospectus.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering Common Stock, no par value per share(1)			$42,841,260(2)	$1,315
Secondary Offering Common Stock, no par value per share	1,589,067 shares(3)	$35.97(4)	$57,158,740(4)	$1,755
Total			$100,000,000(5)	$3,070

(1)	There are being registered hereunder an indeterminate number of shares of common stock that may be sold by the registrant from time to time.
(2)	In no event will the aggregate initial offering price of common stock issued from time to time by the registrant in primary offerings pursuant to this registration statement exceed $42,841,260. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	The shares of common stock offered by the selling shareholder set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the registrant’s common stock on July 11, 2007, as reported on the NASDAQ Global Select Market in accordance with Rule 457(c) under the Securities Act of 1933.
(5)	In no event will the aggregate initial offering price of common stock issued from time to time in both primary offerings and secondary offerings exceed $100,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 18, 2007

PROSPECTUS

Gulf Island Fabrication, Inc.

$42,841,260 Common Stock Offered by Gulf Island Fabrication, Inc.

1,589,067 Shares of Common Stock Offered by Selling Shareholder

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process, which allows us and the selling shareholder named in this prospectus to offer and sell the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to $42,841,260 of our common stock from time to time in one or more offerings. The selling shareholder may offer and sell from time to time up to 1,589,067 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

This prospectus contains a general description of the common stock we and the selling shareholder may offer. We will describe the specific terms of these offerings, as necessary, in supplements that we attach to this prospectus for each offering. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in a prospectus supplement.

We and the selling shareholder may sell shares to or through underwriters or dealers, and also may sell shares directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us or any selling shareholder in the sale of the shares covered by this prospectus, the number of shares, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement. The selling shareholder will bear all commissions and other compensation, if any, paid in connection with the sale of its shares.

The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in the securities offered.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GIFI.” On July 13, 2007, the last reported sale price for our common stock was $37.29 per share.

This investment involves a high degree of risk. See “ Risk Factors” beginning on page 5 of this prospectus for a description of certain matters you should consider before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements can sometimes be identified by our use of forward-looking words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan” and similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in “Risk Factors” beginning on page 5.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholder have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell in one or more offerings up to a total amount of $42,841,260 of our common stock. In addition, under this shelf process, the selling shareholder named in this prospectus may sell from time to time a total of up to 1,589,067 shares of our common stock.

This prospectus provides you with a general description of the securities we and the selling shareholder may offer. Each time we or the selling shareholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

References in this prospectus to “Gulf Island,” the “registrant,” “us,” “we,” “our,” or the “Company” refer to Gulf Island Fabrication, Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.

Company Overview

Gulf Island Fabrication, Inc., through its subsidiaries, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. We fabricate various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. We also provide certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

Gulf Island Fabrication, Inc. was founded in 1985 by a group of investors, including Alden J. “Doc” Laborde and Huey J. Wilson, and began operations at its fabrication yard on the Houma Navigation Canal in southern Louisiana, approximately 30 miles from the Gulf of Mexico. Our Houma facilities are located on 630 acres, of which 283 are currently developed for fabrication activities with 347 acres available for future expansion. Effective January 31, 2006, the Company acquired the facilities, machinery and equipment of Aransas Partners (formerly Gulf Marine Fabricators) located on 372 acres, all of which are currently developed for fabrication activities, in San Patricio County, Texas. See the section of this prospectus entitled “Selling Shareholder” for more information regarding this acquisition. We currently operate this business under the name Gulf Marine Fabricators, which name we acquired in the acquisition.

Our principal executive offices are located at 583 Thompson Road, Houma, Louisiana 70363, and our telephone number is (985)872-2100.

The Offering

Securities that may be offered by us	$42,841,260 of our common stock.

Securities that may be offered by the selling shareholder	1,589,067 shares of our common stock issued in connection with the acquisition of certain assets of Aransas Partners. See “Selling Shareholder.”

Use of proceeds	Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from our sale of shares of common stock under this prospectus for general corporate purposes, including providing working capital, capital expenditures, acquisitions and the repayment of debt. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholder under this prospectus. All such proceeds will be for the account of the selling shareholder. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	GIFI

Risk factors	You should read the “Risk Factors” section, beginning on page 5 of this prospectus, to understand the risks associated with an investment in our common stock.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We are vulnerable to the potential difficulties associated with our business expansion.

We have experienced significant growth through our acquisition in January 2006 of the facilities, machinery and equipment of Aransas Partners. We believe that our future success depends on our ability to successfully integrate the operations of the acquired facilities into our business, and to effectively manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

•	inability to retain or recruit sufficient numbers of executive-level personnel;

•	increased administrative burden; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected.

We are subject to the cyclical nature of the oil and gas industry.

Our business depends primarily on the level of activity by oil and gas companies in the Gulf of Mexico and along the Gulf Coast. This level of activity has traditionally been volatile as a result of fluctuations in oil and gas prices and their uncertainty in the future. The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures. Therefore, the willingness of our customers to make expenditures is critical to our operations. The levels of such capital expenditures are influenced by:

•	oil and gas prices and industry perceptions of future prices;

•	the cost of exploring for, producing and delivering oil and gas;

•	the ability of oil and gas companies to generate capital;

•	the sale and expiration dates of offshore leases in the United States and overseas;

•	the discovery rate of new oil and gas reserves in offshore areas; and

•	local and international political and economic conditions.

Although activity levels in production and development sectors of the oil and gas industry are less immediately affected by changing prices and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has in the past and may in the future, adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

We might be unable to employ a sufficient number of skilled workers.

Our ability to remain productive and profitable depends substantially on our ability to attract and retain skilled construction workers, primarily welders, fitters and equipment operators. In addition, our ability to expand our operations depends not only upon customer demand but also on our ability to increase our labor force. The demand for such workers is high and the supply is extremely limited, especially during periods of high activity in the oil and gas industry. While we believe our relationship with our skilled labor force is good, a significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates we may pay, increase in our use of contract labor, or all of these. If any of these occurred in the near-term, the profits expected from work in progress could be reduced or eliminated and, in the long-term, to the extent such wage increases could not be passed on to our customers, our production capacity could be diminished and the growth potential could be impaired. The demand for skilled piping and steel workers, predominately in the chemical plants and refineries, but also throughout the marine construction industry, increased during 2006 and continues to increase significantly. We have lost and will probably continue to lose additional employees to companies that are paying significantly higher wage rates. We need to replace these employees to a large extent with contract labor, which is typically more expensive than our own workforce. Without a reversal of these trends in the near future, we will potentially see additional reductions in our labor force, thus causing us to be more reliant on contract labor to successfully meet our customer demands. Thus, our estimated costs to complete our contracts could increase further and our profits could decline as a result.

Our backlog is subject to change.

Our backlog is based on management’s estimate of the direct labor hours required to complete, and the remaining revenue to be recognized with respect to, those projects as to which a customer has authorized us to begin work or purchase materials pursuant to written contracts, letters of intent or other forms of authorization. Often, however, management’s estimates are based on incomplete engineering and design specifications. As engineering and design plans are finalized or changes to existing plans are made, management’s estimate of the direct labor hours required to complete and price at completion for such projects is likely to change. In addition, all projects currently included in our backlog are subject to termination at the option of the customer, although the customer, in that case, is generally required to pay us for work performed and materials purchased through the date of termination and, in some instances, pay us cancellation fees. However, due to the large dollar amounts of backlog estimated for a few projects, a termination of any one of these projects could substantially decrease our backlog, and could have a material adverse effect on our revenue, net income and cash flow if the project is large.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

The fabrication of large steel structures involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. In addition, the failure of such structures during and after installation can result in similar injuries and damages. In addition, certain activities engaged in by employees of our wholly-owned subsidiary, Dolphin Services, L.L.C. (“Dolphin Services”), that are not engaged in by our other employees, including piping interconnect and other service activities conducted on offshore platforms and activities performed on the spud barges owned by Dolphin Services, are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law, which laws operate to make the liability limits established by state workers’ compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages or job-related injuries, with generally no limitations on our potential liability.

Our ownership and operation of vessels can also give rise to large and varied liability risks, such as risks of collisions with other vessels or structures, sinkings, fires and other marine casualties, which can result in significant claims for damages against both us and third parties for, among other things, personal injury, death, property damage, pollution and loss of business. Litigation arising from any such occurrences may result in our being named as a defendant in lawsuits asserting large claims. In addition, due to their proximity to the Gulf of Mexico, our facilities are subject to the possibility of physical damage caused by hurricanes or flooding, as occurred in 2005.

Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise. Successful claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance covering risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

Our industry is highly competitive.

The offshore platform industry is highly competitive, and influenced by events largely outside of our control. Contracts for our services are generally awarded on a competitive bid basis, and our customers consider many factors when awarding a job. These factors include price, the contractor’s ability to meet the customer’s delivery schedule, and to a lesser extent, the availability and capability of equipment, and the reputation, experience and safety record of the contractor. Although we believe that our reputation for safety and quality service is good, we cannot guarantee that we will be able to maintain our competitive position. We compete with both large and small companies for available jobs, and certain of our competitors have greater financial and other resources than we do.

In addition, because of subsidies, import duties and fees, taxes imposed on foreign operators and lower wage rates in foreign countries along with fluctuations in the value of the U.S. dollar and other factors, we may not be able to remain competitive with foreign contractors for projects designed for use in international locations as well as those designed for use in the Gulf of Mexico.

Pricing structures common in the marine construction industry may not provide sufficient protection from cost overruns.

As is common in the offshore platform fabrication industry, a substantial number of our projects are performed on a fixed-price basis, although some projects are performed on a unit rate, alliance/partnering or cost-plus basis. Under fixed-price contracts, we receive the price fixed in the contract, subject to adjustment only for change orders placed by the customer. As a result, we are responsible for all cost overruns. Under a unit rate contract, material items or labor tasks are assigned unit rates of measure. The unit rates of measure will generally be in denominations of dollars per ton, per foot, per square foot, per item installed, etc. A typical unit rate contract can contain hundreds to thousands of units rates of measure which when aggregated determine the total contract value. Profit margins are built into the unit rates, and similar to a fixed price contract, we retain all cost savings but are also responsible for all cost overruns. Under typical alliance/partnering arrangements, the parties agree in advance to a target price that includes specified levels of labor and material costs and profit margins. Some contracts include a total or partial reimbursement to us of any costs associated with specific capital projects required by the fabrication process. If this capital project provides future benefits to us, the cost to build the capital project will be capitalized, and the revenue for the capital project will increase the estimated profit in the contract. If the project is completed at less cost than that targeted in the contract, the contract price is reduced by a portion of the savings. If the cost of completion is greater than target costs, the contract price is increased, but generally to the target price plus the actual incremental cost of materials and direct labor. Accordingly, under alliance/partnering arrangements, we have some protection against cost overruns but must share a portion of any cost savings with the customer. Under cost-plus arrangements, we receive a specified fee in excess of our direct labor and material cost and thus are protected against cost overruns but do not benefit directly from cost savings.

The revenue, costs and gross profit realized on a contract will often vary from the estimated amounts on which such contracts were originally based due to, among other things:

•	changes in the availability and cost of labor and material;

•	variations in productivity from the original estimates; and

•	errors in, or revisions or adjustments to, estimates or bidding.

These variations and the risks inherent in our industry may result in revenue and gross profits different from those originally estimated and reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance can have a significant impact on our operating results for any particular fiscal quarter or year.

Our method of accounting for revenue could result in an earnings charge.

Most of our revenue is recognized on a percentage-of-completion basis based on the ratio of direct labor hours worked to the total estimated direct labor hours required for completion. Accordingly, contract price and cost estimates are reviewed monthly as the work progresses, and adjustments proportionate to the percentage of completion are reflected in revenue for the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we are required to recognize a charge against current earnings, which may be significant depending on the size of the project or the adjustment.

We are susceptible to adverse weather conditions in the Gulf of Mexico.

Our operations are directly affected by the seasonal differences in weather patterns in the Gulf of Mexico, as well as daylight hours. Since most of our construction activities take place outdoors, the number of direct labor hours worked generally declines in the winter months due to an increase in rainy and cold conditions and a decrease in daylight hours. The seasonality of oil and gas industry activity as a whole in the Gulf Coast region also affects our operations. Our customers often schedule the completion of their projects during the summer months in order to take advantage of the milder weather during such months for the installation of their platforms. The rainy weather, tropical storms, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year, such as Hurricanes Katrina and Rita in 2005, may also affect our operations. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We depend on key personnel.

Our success depends to a great degree on the abilities of our key management personnel, particularly our Chief Executive Officer and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect us. We do not have an employment contract with any of our executives, and our executives are not restricted from competing with us if they cease to be employed by us. Additionally, as a practical matter, any employment agreement we may enter into will not assure the retention of our employees. In addition, we do not maintain “key man” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.

We depend on significant customers.

We derive a significant amount of our revenue from a small number of major and independent oil and gas companies, although not necessarily the same customers from year to year. Because the level of fabrication that we may provide to any particular customer depends, among other things, on the size of that customer’s capital expenditure budget devoted to platform construction plans in a particular year and our ability to meet the customer’s delivery schedule, customers that account for a significant portion of revenue in one fiscal year may represent an immaterial portion of revenue in subsequent years. However, the loss of a significant customer for any reason, including a sustained decline in that customer’s capital expenditure budget or competitive factors, can result in a substantial loss of revenue and could have a material adverse effect on our operating performance.

The nature of our industry subjects us to compliance with regulatory and environmental laws.

Our operations and properties are materially affected by state and federal laws and other regulations relating to the oil and gas industry in general, and are also subject to a wide variety of foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Further, compliance with many of these laws is becoming increasingly complex, stringent and expensive. Many impose “strict liability” for damages to natural resources or threats to public health and safety, rendering a party liable for the environmental damage without regard to its negligence or fault. Certain environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, we could be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for acts that were in compliance with all applicable laws at the time such acts were performed. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations. However, such environmental laws are changed frequently. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are unable to predict whether environmental laws will materially adversely affect our future operations and financial results.

The demand for our services is also affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. Offshore construction and drilling in certain areas has also been opposed by environmental groups and, in certain areas, has been restricted. To the extent laws are enacted or other governmental actions are taken that prohibit or restrict offshore construction and drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general and the offshore construction industry in particular, our business and prospects could be adversely affected, although such restrictions in the areas of the Gulf of Mexico where our products are used have not been substantial. We cannot determine to what extent future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

Until our recent acquisition of the Aransas Partners facilities, the Houma Navigation Canal provided the only means of access from our facilities to open waters. The Houma Navigation Canal is considered to be a navigable waterway of the United States and, as such, is protected by federal law from unauthorized obstructions that would hinder water-borne traffic. Federal law also authorizes federal maintenance of the canal by the United States Corps of Engineers. The canal requires bi-annual dredging to maintain its water depth and, while federal funding for this dredging has been provided for over 30 years, there is no assurance that Congressional appropriations sufficient for adequate dredging and other maintenance of the canal will be continued indefinitely. If sufficient funding were not appropriated for that purpose, the Houma Navigation Canal could become impassable by barges or other vessels required to transport many of our products and could result in material and adverse affects on our operations and financial position.

Risks Related to Our Common Stock

We may not be able to pay dividends on our common stock.

While we have paid dividends on our common stock in the past, we are under no obligation to declare or pay such dividends. The declaration and payment of dividends on our common stock in the future is subject to, and will depend upon, among other things:

•	our future earnings and financial condition, liquidity and capital requirements; and

•	other factors deemed relevant by our board of directors.

If we cease to pay or reduce the amount of dividends on our common stock, the market price of our common stock may decline. In addition, we may enter into debt agreements in the future that restrict the amount of dividends that we may pay.

The price of shares of our common stock may fluctuate significantly in the future, and you could lose all or a part of your investment.

The trading price of our common stock could be subject to significant fluctuations, and may decline. The following factors, among others, could affect our stock price:

•	our operating results;

•	news announcements regarding, and developments relating to, the marine construction business, the oil and gas industry, oil and gas prices, our competitors, customers or suppliers;

•	general stock and bond market conditions and economic conditions;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	changes in government regulations;

•	unanticipated litigation or unanticipated outcomes of pending litigation; or

•	other factors beyond our control.

The stock markets in general have also experienced extreme volatility that has often been unrelated to the operating performance of particular companies. This volatility and the realization of any of the risks described in this prospectus, among others, could cause the market price of our common stock to decline significantly.

Future sales of our common stock in the public market could cause our stock price to decline.

Substantially all of our approximately 14 million outstanding shares of common stock are freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Act”), except for the approximately 1.6 million shares held by the selling shareholder and registered pursuant to this registration statement and the approximately 1.8 million shares held by our directors and executive officers. Shares held by the selling shareholder and our directors and executive officers may generally be sold pursuant to Rule 144 under the Act. In addition, two of our directors, Alden J. Laborde and Huey J. Wilson, have certain demand and “piggy-back” registration rights with respect to shares of common stock owned by them. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock.

We can issue preferred stock without your approval, which could materially adversely affect the rights of common shareholders.

Our articles of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by our board of directors. Accordingly, the board of directors has the authority, without shareholder approval, to issue preferred stock with rights that could materially adversely affect the voting power or other rights of the common stock holders or the market value of the common stock.

Certain provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control of our company.

Certain provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control of our company that are not approved by our board of directors, and may thereby deprive our shareholders of opportunities to sell shares of our common stock at prices higher than prevailing market prices. For additional information, see the description of our common stock incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from our sale of shares of common stock under this prospectus for general corporate purposes, including providing working capital, capital expenditures, acquisitions and the repayment of debt. From time to time, we may discuss potential strategic acquisitions and investments with third parties.

We may temporarily invest the net proceeds that we receive from any offering or use the net proceeds to repay short-term debt until we can use the net proceeds for their stated purposes. We will set forth in the applicable prospectus supplement our intended use of the net proceeds received from our sale of any common stock sold pursuant to the prospectus supplement.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

SELLING SHAREHOLDER

Pursuant to the terms of an asset purchase and sale agreement dated as of December 20, 2005, effective on the closing date of January 31, 2006, we and our indirect subsidiary, G. M. Fabricators, L.P., d/b/a Gulf Marine Fabricators (f/ka New Vision, L.P.), a Texas limited partnership (“Gulf Marine”), completed the acquisition of the facilities, machinery and equipment of Aransas Partners (formerly Gulf Marine Fabricators), a Texas general partnership and an indirect subsidiary of Technip USA Holdings, Inc. (f/k/a Technnip-Coflexip USA Holdings, Inc.) (“Technip”). The aggregate consideration for the acquisition consisted of (i) $40 million in cash (subject to a subsequent purchase price adjustment of approximately $5.8 million received from Technip), (ii) 1,589,067 shares of our common stock, constituting approximately 11% of our outstanding common stock as of the closing date, and (iii) the assumption of certain contracts.

We assumed all of the uncompleted fabrication contracts of Aransas Partners, as of the closing date. The only significant fabrication contract assumed was a contract with Chevron USA for the construction of the 19,000 ton topsides for its Tahiti project. We also assumed two significant non-fabrication contracts. Pursuant to the first contract, we purchased three crawler cranes for approximately $12 million during 2006. The other contract, which terminates in 2010, is for the charter hire of a tug and barge for $836,000 per year.

Simultaneously with the acquisition, we and Technip entered into a five-year cooperation agreement pursuant to which we and Technip agreed to work together on mutually agreed upon engineer, procure and construct projects and engineer, procure, install and commission projects requiring fabrication work in the Gulf Coast region. Under this agreement, we have a right of first refusal on the fabrication work in connection with certain bids that Technip may submit.

During 2006, we were awarded three contracts, with an aggregate value of $14.5 million, from Technip to fabricate various oil and gas industry items for Technip to use with its customers. During 2006, we recognized revenue of $1.5 million on these contracts. During the six months ended June 30, 2007, the value of the Technip contracts increased by $12.1 million to a total aggregate value of $26.6 million. During the six months ended June 30, 2007, we recognized revenue of $12.9 million on these contracts.

Also in connection with the acquisition, Gulf Marine, Aransas Partners and Technip entered into a limited non-competition agreement restricting Aransas Partners and Technip, for a period of two years, from owning or operating a fabrication yard in direct competition with Gulf Marine on the United States Gulf Coast. Pursuant to the agreement, Technip may continue to operate directly competitive yards located in other locations, which may compete for projects with Gulf Marine in the Gulf of Mexico or other areas.

On the closing date, the shares issued to Aransas Partners as partial consideration for the acquisition were deposited into an escrow account as security for the indemnification obligations of Aransas Partners and Technip. Upon the termination of the escrow period, no later than January 31, 2008, any shares not required to satisfy indemnification obligations will be released. During the escrow period, Aransas Partners cannot transfer the shares other than to an affiliate, but retains all voting rights with respect to the shares. The indemnification obligations of Aransas Partners and Technip are not limited to the shares. We have agreed to release 800,000 of the 1,589,067 shares from escrow promptly after the effective time of this registration statement.

Pursuant to the asset purchase and sale agreement, Aransas Partners and Technip have agreed that, through December 20, 2007, without our prior written consent, they will not, and will cause their affiliates not to, acquire any shares of our common stock in addition to the shares issued to them in connection with the acquisition. In addition, they agreed that, through December 20, 2007, they will not and will cause their affiliates not to confer any proxy to any third party (other than our designee at any annual or special meeting of stockholders) to vote any shares of our common stock; provided, however, that this agreement is not violated to the extent that Aransas Partners and Technip solely grant a revocable proxy or consent to another person in response to a public proxy or consent solicitation conducted by such person that is made pursuant to the applicable rules and regulations under the Securities and Exchange Act of 1934.

The asset purchase and sale agreement provides that so long as Aransas Partners and its affiliates hold at least 5% of our issued and outstanding shares of common stock, Aransas Partners is entitled to recommend an employee of Aransas Partners or its affiliates as one of our directors, and we must nominate such person for election by our shareholders at our next regularly scheduled election of directors, subject to compliance with applicable law. John A. Wishart, an officer of Technip and Aransas Partners, serves on our board as a Class I director, with a term expiring in 2010 pursuant to this arrangement.

We, Aransas Partners and Technip also entered into a lock-up agreement dated January 31, 2006, pursuant to which Aransas Partners agreed not to sell or otherwise transfer for a period ending on January 31, 2008, the 1,589,067 shares of our common stock issued to it as partial consideration for the acquisition; provided, however, if applicable law does not allow Aransas Partners’ recommended director to serve on our board of directors, the lock-up period may terminate early, but not earlier than one year. The lock-up agreement is being amended effective as of the date of the filing of this registration statement to provide for the expiration of the lock-up period as of the effective time of this registration statement with respect to 800,000 of the shares issued to Aransas Partners as partial consideration for the acquisition. The remaining 789,067 shares issued to Aransas Partners as partial consideration for the acquisition will continue to be subject to the lock-up agreement, unless hereafter amended or waived.

On January 31, 2006, we and Aransas Partners also entered into a registration rights agreement, pursuant to which we agreed to file registration statements relating to the 1,589,067 shares issued to Aransas Partners upon the request of Aransas Partners following the expiration of the lock-up period. The registration rights agreement includes shelf registration rights and piggyback registration rights. The parties have agreed that this registration statement shall constitute one of the two demand registrations permitted under the agreement, subject to it being declared effective and remaining effective for the period specified in the agreement. The registration rights in the agreement are assignable to a transferee or assignee of at least 20% of all securities covered by the agreement, subject to specified notice to us and compliance with securities laws, except as we may agree otherwise.

Other than as set forth above, the selling shareholder has indicated that it has not held any position or had any office or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling shareholder has represented to us that it obtained the shares for its own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act of 1933, as amended, or exemptions thereto. This prospectus covers the resale by Aransas Partners, and any permitted transferees of its registration rights, of all of the shares of common stock we issued to Aransas Partners in the acquisition.

The following table sets forth certain information as of July 13, 2007 regarding the beneficial ownership of common stock by the selling shareholder and the shares being offered by the selling shareholder. Information with respect to beneficial ownership is based upon information obtained from the selling shareholder.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering (2)(3)		Shares Being Offered	Shares Beneficially Owned After Offering (3)(4)
	Number	Percent		Number	Percent
Aransas Partners f/k/a Gulf Marine Fabricators(1)	1,589,067	11.2%	1,589,067	0	—

(1)	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.
(2)	Technip USA, Inc. and Gulf Deepwater Yards, Inc., as the sole partners of Aransas Partners, and Technip SA, a French company listed on Euronext and the NYSE, as the ultimate parent of each corporation, share voting and dispositive power over the 1,589,067 shares of common stock held by Aransas Partners.
(3)	Percentages are based on 14,162,613 shares of common stock that were outstanding as of July 13, 2007.
(4)	For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

PLAN OF DISTRIBUTION

We and the selling shareholder may sell the securities covered by this prospectus to or through one or more underwriters or dealers for public offering and sale by them and may also sell the securities directly to other purchasers or through agents. We understand that the selling shareholder presently intends to offer for sale up to 800,000 shares of our common stock shortly following the effective time of the registration statement of which this prospectus is a part, subject to market conditions and other factors as it may deem appropriate. We will name any underwriter, dealer or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and the selling shareholder have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where we and the selling shareholder, as the case may be, are authorized to do so.

The shares registered on behalf of the selling shareholder pursuant to this prospectus are subject to a stock escrow agreement and a lock-up agreement, each dated January 31, 2006, pursuant to which the shares are held in an escrow account and may not be sold or otherwise transferred until January 31, 2008. The stock escrow agreement and lock-up agreement are being amended effective as of the date of the filing of this registration statement to provide for the release from escrow and expiration of the lock-up period with respect to 800,000 of the 1,589,067 shares of common stock registered on behalf of the selling shareholder pursuant to this prospectus. The remaining 789,067 shares of common stock registered on behalf of the selling shareholder will continue to be subject to the stock escrow agreement and lock-up agreement until January 31, 2008, unless hereafter amended or waived.

We or the selling shareholder may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These offers and sales may be effected from time to time in one or more transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

•	in ordinary brokerage transactions;

•	through the writing of options;

•	through privately negotiated transactions; or

•	through other types of transactions.

We or the selling shareholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We, the selling shareholder or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we or the selling shareholder pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The selling shareholder and dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling shareholder may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We or the selling shareholder may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the selling shareholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment to the registration statement relating to this prospectus). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of its shares of common stock, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale. The selling shareholder may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholder may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling shareholder also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the selling shareholder meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling shareholder may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of selling shareholders to include the pledgees, transferees or other successors-in-interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus.

We and the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of our and the selling shareholder’s purchases and sales of the shares. We will make copies of this prospectus available to the selling shareholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of its shares.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, we will file a supplement to this prospectus to describe the terms of any offering by us or any selling shareholder. The prospectus supplement will disclose:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us, and the selling shareholder, if any;

•	the net proceeds to us, and the selling shareholder, if any, from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any commissions paid to agents; and

•	other facts material to the transaction.

We will bear substantially all of the costs, expenses and fees in connection with the registration of the common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares by the selling shareholder, which will be borne by the selling shareholder. We have agreed to indemnify the selling shareholder against certain liabilities under the Securities Act and state securities laws relating to the registration of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of Gulf Marine Fabricators (currently doing business as Aransas Partners) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We maintain an internet site at www.gulfisland.com that contains information about our business. The information contained on our internet site or any other internet site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (“Exchange Act”) until this offering is completed; provided, however, that we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) of Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Our Current Reports on Form 8-K filed on February 15, 2007, February 20, 2007, March 2, 2007, March 8, 2007, March 20, 2007, April 2, 2007, April 27, 2007 and April 30, 2007;

•	The portions of our definitive Proxy Statement filed on April 9, 2007 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006;

•	The description of our common stock contained in the Registration Statement on Form 8-A, File No. 0-22303 originally filed with the SEC on March 27, 1997;

•

The information required by Rule 3-05 (financial statements of businesses acquired) and Article 11 (pro forma financial information) of Regulation S-X with respect to the acquisition of the assets of Aransas Partners is incorporated by reference to our Current Report on Form 8-K/A (Amendment No. 1) filed on April 19, 2006; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

At your request, we will provide you with a free copy of these filings. You may request copies by writing or telephoning us at:

Gulf Island Fabrication, Inc.

583 Thompson Road

Houma, Louisiana 70363

Attn: Joseph P. Gallagher, III

Phone: (985) 872-2100

Fax: (985) 876-5414

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses in connection with the registration of the securities will be borne by the registrant, and are set forth in the following table. The expenses attributable solely to the sale of the securities by the selling shareholder, including underwriting and brokerage fees, discounts or commissions, will be borne by the selling shareholder.

SEC registration fee	$3,070
*Legal fees and expenses	60,000
*Accounting fees and expenses	50,000
*Printing expenses	0
*Miscellaneous	5,000

Total	$118,070

*	Estimated

Item 15.	Indemnification of Directors and Officers

In accordance with Louisiana law, the Company’s Articles of Incorporation contain provisions eliminating the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director’s or officer’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law, and (iv) any transaction from which a director or officer receives an improper personal benefit. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

The Company believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. In addition, such provisions will allow directors and officers to perform their duties in good faith without undue concern about personal liability if a court finds their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to a shareholder of the Company will be limited, and it is possible, although unlikely, that directors or officers protected by these provisions may not demonstrate the same level of diligence or care that they would otherwise demonstrate.

The Company’s By-laws require the Company to indemnify its officers and directors against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors, subject to certain conditions and limitations.

Each of the Company’s directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any such insurance, provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 16.	Exhibits

Exhibit Number	Description of Document
2.1	Asset Purchase and Sales Agreement by and among the Company, New Vision, L.P., Gulf Marine Fabricators, and Technip-Coflexip USA Holdings, Inc. dated December 20, 2005 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed December 22, 2005)

4.1	Specimen Common Stock Certificate (incorporated by reference to the Company’s Form S-1 filed on February 14, 1997 (Registration Number 333-21863))

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding legality of the shares of common stock being registered

10.1	Agreement dated July 18, 2007 regarding partial release of shares of common stock subject to the Lock-Up Agreement dated January 31, 2006 and delivery of disbursement instructions to escrow agent

15.1	Letter regarding unaudited interim financial information

23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP with respect to Gulf Island Fabrication, Inc. and Gulf Marine Fabricators (currently doing business as Aransas Partners)

24.1	Power of Attorney (included in the signature page)

Item 17.	Undertakings

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houma, State of Louisiana, on July 18, 2007.

GULF ISLAND FABRICATION, INC.

By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kerry J. Chauvin and Joseph P. Gallagher, III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of Gulf Island Fabrication, Inc., to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kerry J. Chauvin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 18, 2007
Kerry J. Chauvin

/s/ Joseph P. Gallagher, III	Vice President - Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 18, 2007
Joseph P. Gallagher, III

/s/ Robin A. Seibert	Controller, Chief Accounting Officer and Secretary (Principal Accounting Officer)	July 18, 2007
Robin A. Seibert

/s/ Alden J. Laborde	Director	July 18, 2007
Alden J. Laborde

/s/ John P. Laborde	Director	July 18, 2007
John P. Laborde

/s/ Gregory J. Cotter	Director	July 18, 2007
Gregory J. Cotter

/s/ Ken C. Tamblyn	Director	July 18, 2007
Ken C. Tamblyn

/s/ Huey J. Wilson	Director	July 18, 2007
Huey J. Wilson

/s/ John A. Wishart	Director	July 18, 2007
John A. Wishart

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Asset Purchase and Sales Agreement by and among the Company, New Vision, L.P., Gulf Marine Fabricators, and Technip-Coflexip USA Holdings, Inc. dated December 20, 2005 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8- K filed December 22, 2005)

4.1	Specimen Common Stock Certificate (incorporated by reference to the Company’s Form S-1 filed on February 14, 1997 (Registration Number 333-21863))

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding legality of the shares of common stock being registered

10.1	Agreement dated July 18, 2007 regarding partial release of shares of common stock subject to the Lock-Up Agreement dated January 31, 2006 and delivery of disbursement instructions to escrow agent

15.1	Letter regarding unaudited interim financial information

23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP with respect to Gulf Island Fabrication, Inc. and Gulf Marine Fabricators (currently doing business as Aransas Partners)

24.1	Power of Attorney (contained on signature page)

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